EXHIBIT 4.3
Series B Warrant No. __

Viseon, inc.
(Formerly Rsi Systems, Inc.)
Common Stock Purchase Warrant
Dated as of August 22, 2005

THIS WARRANT AND ANY SECURITIES ACQUIRED UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS. THIS WARRANT AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THIS WARRANT AND IN THE REGISTRATION RIGHTS AGREEMENT, DATED THE DATE HEREOF, BY AND BETWEEN VISEON, INC f/k/a RSI SYSTEMS, INC., AND THE HOLDERS SPECIFIED THEREIN.

Viseon, Inc.
(Formerly Rsi Systems, Inc.)
Common Stock Purchase Warrant
Void on August 21, 2010

Series B Warrant	Las Vegas, Nevada

No. B-4	August 22,
2005
     VISEON, INC. (the “Company”), a Nevada corporation, for value received, hereby certifies that                                                              or registered assigns (the “Holder”), is entitled to purchase from the Company                                          (                    ) shares (the “Warrant Shares”) of duly authorized, validly issued, fully paid and nonassessable 1common stock, par value $0.01 per share, of the Company (the “Common Stock”) at the purchase price per share of one dollar and fifteen cents ($1.15) per share of Common Stock, (the “Warrant Price”), at any time or from time to time prior to 5:00 p.m. Central Standard time, on August 21, 2010 (the “Expiration Date”), all subject to the terms, conditions and adjustments set forth below in this Warrant.
     This Warrant is the Warrant (the term “Warrant”, shall include any such warrants issued in substitution therefor) originally issued in connection with the Purchase Agreement, dated as of the date hereof, by and among the Company and the Holder (as amended or otherwise modified from time to time, the “Purchase Agreement”). The Warrant originally so issued evidences the right to purchase a number of shares of Common Stock equal to the Warrant Shares, subject to adjustment as provided herein. Certain capitalized terms used in this Warrant are defined in Section 10; references to an “Exhibit” are, unless otherwise specified, to one of the Exhibits attached to this Warrant and references to a “Section” are, unless otherwise specified, to one of the Sections of this Warrant.
1. Exercise of Warrant.
     1.1 Manner of Exercise. This Warrant may be exercised by the Holder, in whole or in part, during normal business hours on any Business Day, by surrender of this Warrant to the Company at its principal office, accompanied by the Form of Subscription in substantially the form attached as Exhibit A to this Warrant (or a reasonable facsimile thereof) duly executed by the Holder and accompanied by payment, in cash, by wire transfer, certified or official bank check payable to the order of the Company in the amount obtained by multiplying (a) the number of shares of Common Stock (adjusted as provided in Section 2 ) designated in such Form of

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Subscription by (b) the Warrant Price then in effect, and such Holder shall thereupon be entitled to receive such number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities).
     1.2 When Exercise Effective. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the Business Day on which this Warrant shall have been surrendered to the Company together with all applicable payments as provided in Section 1.1. At such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such exercise, as provided in Section 1.3, shall be deemed to have become the Holder or holders of record thereof.
     1.3 Delivery of Stock Certificates, etc. As soon as practicable after each exercise of this Warrant, in whole or in part, and in any event within three Business Days thereafter, the Company at its expense (including the payment by it of any applicable transfer taxes) will cause to be issued in the name of and delivered to the Holder hereof or, subject to Section 9, as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct,
     (a) a certificate or certificates for the number of duly authorized, validly issued, fully paid and nonassessable shares, including, if the Company so elects, fractional shares, of Common Stock (or Other Securities) to which such Holder shall be entitled upon such exercise plus, at the discretion of the Company, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Closing Price per share on the Business Day next preceding the date of such exercise, and
     (b) in case such exercise is in part only, a new Warrant or Warrants of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock equal (without giving effect to any adjustment thereof) to the number of such shares called for on the face of this Warrant minus the number of such shares designated by the Holder upon such exercise as provided in Section 1.1.
In lieu of physical delivery of the shares being issued upon exercise, provided that the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (FAST) program, upon request of the Holder and in compliance with the provisions hereof, the Company shall use its reasonable efforts to cause its transfer agent to electronically transmit the shares being issued to the Holder by crediting the account of the Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission system. The time period for delivery described herein shall apply to the electronic transmittals described herein.
     1.4 Company to Reaffirm Obligations. The Company will, at the time of each exercise of this Warrant, upon the request of the Holder, acknowledge in writing its continuing obligation to afford to such Holder all rights (including, without limitation, any rights to registration of the shares of Common Stock or Other Securities issued upon such exercise) to which such Holder shall continue to be entitled after such exercise in accordance with the terms of this Warrant, provided that if the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford such rights to such Holder.

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     1.5 Payment by Application of Shares Otherwise Issuable. Upon the occurrence of certain events as set forth in the Registration Rights Agreement of even date herewith, the Holder may be entitled, from time to time and at various times to a cashless exercise of this Warrant in the manner and on the terms and conditions as set forth in Section 2(h) the Registration Rights Agreement.
2. Adjustment of Common Stock Issuable Upon Exercise.
     The Warrant Price and the Warrant Shares purchasable pursuant to each Warrant shall be subject to adjustment from time to time as hereinafter set forth in this Section 2:
     2.1 Dividends and Subdivisions. In case, prior to the expiration of this Warrant by exercise or by its terms, the Company shall issue any shares of its Common Stock as a stock dividend or subdivide the number of outstanding shares of its Common Stock into a greater number of shares, then in either of such cases, the then applicable Warrant Price per Warrant Share purchasable pursuant to this Warrant in effect at the time of such action shall be proportionately reduced and the number of Warrant Shares at that time purchasable pursuant to this Warrant shall be proportionately increased; and conversely, in the event the Company shall reduce the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, then, in such case, the then applicable Warrant Price per Warrant Share purchasable pursuant to this Warrant in effect at the time of such action shall be proportionately increased and the number of Warrant Shares at that time purchasable pursuant to this Warrant shall be proportionately decreased. If the Company shall, at any time during the life of this Warrant, declare a dividend payable in cash on its Common Stock and shall at substantially the same time offer to its stockholders a right to purchase new Common Stock from the proceeds of such dividend or for an amount substantially equal to the dividend, all Common Stock so issued shall, for the purpose of this Warrant, be deemed to have been issued as a stock dividend. Any dividend paid or distributed upon the Common Stock in stock of any other class of securities convertible into shares of Common Stock shall be treated as a dividend paid in Common Stock to the extent that shares of Common Stock are issuable upon conversion thereof.
     2.2 Recapitalizations, Mergers, Etc. In case, prior to the expiration of this Warrant by exercise or by its terms, the Company shall be recapitalized by reclassifying its outstanding Common Stock, (other than a change in par value to no par value), or the corporation or a successor corporation shall consolidate or merge with or convey all or substantially all of its or of any successor corporation’s property and assets to any other corporation or corporations (any such other corporations being included within the meaning of the term “successor corporation” hereinbefore used in the event of any consolidation or merger of any such other corporation with, or the sale of all or substantially all of the property of any such other corporation to, another corporation or corporations), then, as a condition of such recapitalization, consolidation, merger or conveyance, lawful and adequate provision shall be made whereby the holder of this Warrant shall thereafter have the right to purchase, upon the basis and on the terms and conditions specified in this Warrant, in lieu of the Warrant Shares theretofore purchasable upon the exercise of this Warrant, such shares of stock, securities or assets as may be issued or payable with respect to, or in exchange for, the number of Warrant Shares theretofore purchasable upon the exercise of this Warrant, had such recapitalization, consolidation, merger, or conveyance not taken place; and in any such event, the rights of the Warrant Holder to any adjustment in the number of

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Warrant Shares purchasable upon the exercise of this Warrant, as herein provided, shall continue and be preserved in respect of any stock which the Warrant Holder becomes entitled to purchase.
     2.3 Sale of Property, Liquidation, Etc. In case the Company at any time while this Warrant shall remain unexpired and unexercised shall sell all or substantially all of its property or dissolve, liquidate, or wind up its affairs, lawful provision shall be made as part of the terms of any such sale, dissolution, liquidation or winding up, so that the holder of this Warrant may thereafter receive upon exercise hereof in lieu of each Warrant Share that it would have been entitled to receive, the same kind and amount of any securities or assets as may be issuable, distributable or payable upon any such sale, dissolution, liquidation or winding up with respect to each share of Common Stock of the Company, provided, however, that in any case of any such voluntary sale or of dissolution, liquidation or winding up, the right to exercise this Warrant shall terminate on a date fixed by the Company; such date so fixed to be not earlier than 5:00 p.m., Central Standard Time, on the forty-fifth day following the date on which a notice of such termination of the right to exercise this Warrant has been given, by any method set forth in Section 13, to the registered holder of this Warrant at its address as it appears on the books of the Company.
     2.4 Issuance of Additional Shares. If the Company, at any time while this Warrant is outstanding:
                    (i) issues or sells, or is deemed to have issued or sold, any Common Stock, other than Excluded Shares;
                    (ii) in any manner grants, issues or sells any rights, options, warrants, options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock that, upon conversion or exchange, would not constitute Excluded Shares (such rights, options or warrants being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”); or
                    (iii) in any manner issues or sells any Convertible Securities that, upon conversion, would not constitute Excluded Shares;
for (a) with respect to Section 2.4(i), above, a price per share, or (b) with respect to Sections 2.4(ii) or 2.4(iii), above, a price per share (including the consideration per share paid on issuance of the Option or Convertible Securities) for which Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Warrant Price then in effect immediately prior to such issuance, sale or grant, then, immediately after such issuance, sale or grant, the Warrant Price then in effect shall be reduced concurrently with such issue to the amount of the consideration per share received by the Company for such issue or deemed issue of the additional shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $.01 of consideration for all such additional shares of Common Stock issued or deemed to be issued. No modification of the issuance terms shall be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Options

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or Convertible Securities. If there is a change at any time in (i) the exercise price provided for in any Options, (ii) the additional consideration, if any, payable upon the issuance, conversion or exchange of any Convertible Securities or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, then immediately after such change the Warrant Price then in effect shall be adjusted to the Warrant Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed exercise price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Warrant Price then in effect..
2.5 Computation of Consideration. For the purposes of this Section 2, the consideration for the issue or sale of any securities of the Company shall, irrespective of the accounting treatment of such consideration,
     (i) insofar as it consists of cash, be computed at the net amount of cash received by the Company, without deducting any expenses paid or incurred by the Company or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale, and
     (ii) insofar as it consists of property (including securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Company,
     2.6 Minimum Adjustment of Warrant Quantity. If the amount of any adjustment of the number Warrant Shares required pursuant to this Section 2 would be less than one tenth (1/10) of one percent (1%) of the number Warrant Shares in effect under this Warrant at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one tenth (1/10) of one percent (1%) of such number of Warrant Shares. All calculations under this Warrant shall be made to the nearest one-hundredth of a share.
     2.7 Abandoned Dividend or Distribution. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution (which results in an adjustment to the Warrant Shares under the terms of this Warrant) and shall, thereafter, and before such dividend or distribution is paid or delivered to shareholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then any adjustment made to the Warrant Shares by reason of the taking of such record shall be reversed, and any subsequent adjustments, based thereon, shall be recomputed
     2.8 Number of Warrant Shares. Simultaneously with any adjustment to the Warrant Price pursuant to this Section 2, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Warrant Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Warrant Price in effect immediately prior to such adjustment.

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3. Other Dilutive Events. In case an event shall occur as to which the provisions of Section 2 are not strictly applicable but the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles of such Section, then, in each such case, the Company shall appoint, at the Company’s expense, a firm of independent certified public accountants of recognized national standing (which may be the regular auditors of the Company), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Sections 2, necessary to preserve, without dilution, the purchase rights represented by this Warrant. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein.
4. No Impairment. The Company will not, by amendment of its articles of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company (a) shall not permit the par value of any shares of stock receivable upon the exercise of this Warrant to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock, free from all taxes, liens, security interests, encumbrances, preemptive rights and charges on the exercise of the Warrants from time to time outstanding, (c) will not take any action which results in any adjustment of the number of Warrant Shares if the total number of shares of Common Stock (or Other Securities) issuable after the action upon the exercise of all of the Warrants would exceed the total number of shares of Common Stock (or Other Securities) then authorized by the Company’s certificate of incorporation and available for the purpose of issue upon such exercise, and (d) will not issue any capital stock of any class which is preferred as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding-up, unless the rights of the holders thereof shall be limited to a fixed sum or percentage of par value or a sum determined by reference to a formula based on a published index of interest rates, an interest rate publicly announced by a financial institution or a similar indicator of interest rates in respect of participation in dividends and to a fixed sum or percentage of par value in any such distribution of assets.
5. Accountants’ Report as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable upon the exercise of this Warrant, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms of this Warrant and cause independent certified public accountants of recognized national standing (which may be the regular auditors of the Company) selected by the Company to verify such computation (other than any computation of the fair value of property as determined in good faith by the Board of Directors of the Company) and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or to be received by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the number

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of Warrant Shares in effect under this Warrant immediately prior to such issue or sale and as adjusted and readjusted (if required by Section 2) on account thereof. The Company will forthwith mail a copy of each such report to each Holder of a Warrant and will, upon the written request at any time of any Holder of a Warrant, furnish to such Holder a like report setting forth the number of Warrant Shares under this Warrant at the time in effect and showing in reasonable detail how it was calculated. The Company will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by any Holder of a Warrant or any prospective purchaser of a Warrant designated by the Holder thereof.
6. Financial and Business Information
     6.1 Filings. During any period when the Company is a Public Company, the Company will file on or before the required date all required regular or periodic reports (pursuant to the Exchange Act) with the Commission and will deliver to the Holder promptly upon their becoming available one copy of each report, notice or proxy statement sent by the Company to its stockholders generally, and of each regular or periodic report (pursuant to the Exchange Act) and any registration statement, prospectus or written communication (other than transmittal letters) (pursuant to the Securities Act), filed by the Company with (i) the Commission or (ii) any securities exchange on which shares of Common Stock are listed.
     6.2 Listing of Shares. The Company shall promptly secure the listing of the shares of Common Stock issuable upon exercise of this Warrant upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of this Warrant; and the Company shall so list on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.
     6.3 Notices of Corporate Action. In the event of:
     (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a regular periodic dividend payable in cash out of earned surplus in an amount not exceeding the amount of the immediately preceding cash dividend for such period) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or
     (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger involving the Company and any other Person, any transaction or series of transactions in which more than 50% of the voting securities of the Company are transferred to another

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Person or any transfer, sale or other disposition of all or substantially all the assets of the Company to any other Person, or
     (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company will mail to the Holder a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, sale, disposition, liquidation or winding-up. Such notice shall be mailed at least 45 days prior to the date therein specified.
7. Restrictions on Transfer.
     7.1 Restrictive Legends. Except as otherwise permitted by this Section 7, each Warrant (including each Warrant issued upon the transfer of any Warrant) shall be stamped or otherwise imprinted with a legend in substantially the following form:
“THIS WARRANT AND ANY SECURITIES ACQUIRED UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS. THIS WARRANT AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THIS WARRANT AND IN THE REGISTRATION RIGHTS AGREEMENT BY AND BETWEEN VISEON, INC. AND THE HOLDERS SPECIFIED THEREIN.”
Except as otherwise permitted by this Section 7, until such time as the Commission declares effective the registration statement required by the terms of Section 2 of the Registration Rights Agreement between the Company and the Holder, each certificate for Common Stock (or Other Securities) issued upon the exercise of any Warrant, and each certificate issued upon the transfer of any such Common Stock (or Other Securities), shall be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

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     7.2 Transfer to Comply With the Securities Act. Restricted Securities may not be sold, assigned, pledged, hypothecated, encumbered or in any manner transferred or disposed of, in whole or in part, except in compliance with the provisions of the Securities Act and state securities or Blue Sky laws and the terms and conditions hereof.
     7.3 Termination of Restrictions. The restrictions imposed by this Section 7 on the transferability of Restricted Securities shall cease and terminate as to any particular Restricted Securities (a) when a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) when such securities are sold pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, or (c) when, in the opinion of both counsel for the Holder and counsel for the Company, such restrictions are no longer required or necessary in order to protect the Company against a violation of the Securities Act upon any sale or other disposition of such securities without registration thereunder. Whenever such restrictions shall cease and terminate as to any Restricted Securities, the Holder shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing the applicable legends required by Section 7.1.
8. Reservation of Stock, etc. The Company shall at all times reserve and keep available, solely for issuance and delivery upon exercise of the Warrants, one hundred and fifty percent (150%) of the number of shares of Common Stock (or Other Securities) from time to time issuable upon exercise of all Warrants at the time outstanding. All shares of Common Stock (or Other Securities) issuable upon exercise of any Warrants shall be duly authorized and, when issued upon such exercise, shall be validly issued and, in the case of shares, fully paid and nonassessable with no liability on the part of the holders thereof, and, in the case of all securities, shall be free from all taxes, liens, security interests, encumbrances, preemptive rights and charges. The transfer agent for the Common Stock, which may be the Company (“Transfer Agent”), and every subsequent Transfer Agent for any shares of the Company’s capital stock issuable upon the exercise of any of the purchase rights represented by this Warrant, are hereby irrevocably authorized and directed at all times until the Expiration Date to reserve such number of authorized and unissued shares as shall be requisite for such purpose. The Company shall keep copies of this Warrant on file with the Transfer Agent for the Common Stock and with every subsequent Transfer Agent for any shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by this Warrant. The Company shall supply such Transfer Agent with duly executed stock certificates for such purpose. All Warrant certificates surrendered upon the exercise of the rights thereby evidenced shall be canceled, and such canceled Warrants shall constitute sufficient evidence of the number of shares of stock that have been issued upon the exercise of such Warrants. Subsequent to the Expiration Date, no shares of stock need be reserved in respect of any unexercised Warrant.
9. Registration and Transfer of Warrants, etc.
     9.1 Warrant Register; Ownership of Warrants. Each Warrant issued by the Company shall be numbered and shall be registered in a warrant register (the “Warrant Register”) as it is issued and transferred, which Warrant Register shall be maintained by the Company at its principal office or, at the Company’s election and expense, by a warrant agent or the Company’s transfer agent. The Company shall be entitled to treat the registered Holder of any Warrant on the Warrant Register as the owner in fact thereof for all purposes and shall not be bound to

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recognize any equitable or other claim to or interest in such Warrant on the part of any other Person, and shall not be affected by any notice to the contrary, except that, if and when any Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer thereof as the owner of such Warrant for all purposes. Subject to Section 7, a Warrant, if properly assigned, may be exercised by a new holder without a new Warrant first having been issued.
     9.2 Transfer of Warrants. Subject to compliance with Section 7, if applicable, this Warrant and all rights hereunder are transferable in whole or in part, without charge to the Holder hereof, upon surrender of this Warrant with a properly executed Form of Assignment attached hereto as Exhibit B at the principal office of the Company. Upon any partial transfer, the Company shall at its expense issue and deliver to the Holder a new Warrant of like tenor, in the name of the Holder, which shall be exercisable for such number of shares of Common Stock with respect to which rights under this Warrant were not so transferred.
     9.3 Replacement of Warrants. On receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender of such Warrant to the Company at its principal office and cancellation thereof, the Company at its expense shall execute and deliver, in lieu thereof, a new Warrant of like tenor.
     9.4 Adjustments to Warrant Quantity. Notwithstanding any adjustment in the number or kind of shares of Common Stock or other securities purchasable upon exercise of this Warrant, any Warrant theretofore or thereafter issued may continue to express the same number and kind of shares of Common Stock as are stated in this Warrant, as initially issued.
     9.5 Fractional Shares. Notwithstanding any adjustment pursuant to Section 2 in the number of shares of Common Stock covered by this Warrant or any other provision of this Warrant, the Company may, but shall not be required to, issue fractions of shares upon exercise of this Warrant or to distribute certificates which evidence fractional shares. In lieu of fractional shares, the Company shall make payment to the Holder, at the time of exercise of this Warrant as herein provided, in an amount in cash equal to such fraction multiplied by the Closing Price of a share of Common Stock on the date of Warrant exercise.
10. Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:
          Affiliate: Any person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the applicable person. For purposes of this definition, “control” has the meaning specified in Rule 12b-2 under the Exchange Act.
          Business Day: Any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of Nevada are authorized by law to be closed. Any reference to “days” (unless Business Days are specified) shall mean calendar days.

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          Closing Price: For any day, shall be (i) the last reported sales price regular way of the Common Stock on such day on the principal securities exchange on which the Common Stock is then listed or admitted to trading or on Nasdaq, as applicable, (ii) if no sale takes place on such day on any such securities exchange or system, the average of the closing bid and asked prices, regular way, on such day for the Common Stock as officially quoted on any such securities exchange or system, , (iii) if on such day such shares of Common Stock are not then listed or admitted to trading on any securities exchange or system, the last reported sale price, regular way, on such day for the Common Stock, (iv)or if no sale takes place on such day the average of the comparative bid and asked prices quoted for the Common Stock in the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System as of 4:00 P.M., New York City time on such day, or if such shares shall not be quoted in the NASDAQ System, the average of the high and low bid and asked price of the Common Stock on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any other successor organization. If at any time such shares of Common Stock are not listed on any domestic exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the Closing Price shall be the fair market value thereof determined by the Board of Directors of the Company in good faith.
          Code: As defined in Section 1.5.
          Commission: The Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
          Common Stock: As defined in the introduction to this Warrant, such term to include any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock, and all other stock of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.
          Company: As defined in the introduction to this Warrant, such term to include any corporation, which shall succeed to or assume the obligations of the Company hereunder.
          Exchange Act: The Securities Exchange Act of 1934, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
          Excluded Shares: (i) shares of Common Stock issued or issuable pursuant to the Company’s Series B Convertible Preferred Stock, Series B Warrants, or Series B-Agent Warrants, specifically including all shares of Common Stock which may be issued upon conversion or exercise thereof or which may be issued as dividends thereon, (ii) shares of Common Stock issued or issuable pursuant to the Company’s Series A Convertible Preferred Stock, specifically including all conversion shares and all shares that may be issued as dividends thereon, (iii) shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date of this Warrant, (iv) shares of Common Stock issuable pursuant to or upon the conversion of any note, debenture, debt instrument and all other written agreements to which the Company is a party on the date of this Warrant (v) shares of Common Stock (including

Series B Warrant No. B-4	Page — 11

grants, options and warrants) issuable pursuant to or in accordance with any plan for which the Company has filed a registration statement that has been declared effective including, without limitation, the 1994 Stock Plan, the 2005 Stock Plan and the Consultant Compensation Plan, or any other stock plan, option plan or written agreements to which the Company is a party on the Issue Date, including all modifications and replacements thereof, (vi) shares of Common Stock issued or issuable pursuant to the Company’s Series A-1 Warrants, (vii) shares of Common Stock issued or issuable pursuant to the Company’s Series A-2 Warrants and (viii) shares of Common Stock issued or issuable pursuant to the Company’s Series A-Agent Warrants. Any Excluded Shares issued and outstanding on the Series B Preferred Stock Issue Date that are thereafter amended or modified pursuant to an agreement between the Company and the holder thereof such that the effective price per share of the Common Stock to be issued on the exercise, conversion or exchange thereof is less than the Conversion Price, shall as the result of such amendment or modification thereupon not constitute Excluded Shares. The immediately preceding sentence applies only to such issued and outstanding shares that are affected by such amendment or modification and shall be effective concomitantly with any such amendment or modification taking effect. For the purposes of this definition the effective price per share shall be calculated by dividing the number of shares of Common Stock to be issued upon any such exchange or conversion by the sum of (a) the amount of all consideration given or paid for the securities to be exchanged or converted in to Common Stock and (b) the consideration to be paid upon such issue, exchange or conversion for Common Stock
          Expiration Date: As defined in the introduction to this Warrant.
          Holder: As defined in the introduction to this Warrant.
          NASD: The National Association of Securities Dealers, Inc.
          Other Securities: Any stock (other than Common Stock) and other securities of the Company or any other Person (corporate or otherwise) which the holders of the Warrants at any time shall be entitled to receive, or shall have received, upon the exercise of the Warrants, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 2 or otherwise.
          Public Company: A company required to file periodic reports under the Exchange Act.
          Purchase Agreement: The Purchase Agreement dated as of the date of this Warrant by and between the Company and the initial holder of this Warrant.
          Person: An individual, firm, partnership, corporation, professional corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.
          Registration Rights Agreement: The Registration Rights Agreement dated the date hereof, by and between the Company and initial Holder of this Warrant.

Series B Warrant No. B-4	Page — 12

          Restricted Securities: (a) any Warrants bearing the applicable legend set forth in Section 7.1, (b) any shares of Common Stock (or Other Securities) issued or issuable upon the exercise of Warrants which are evidenced by a certificate or certificates bearing the applicable legend set forth in such Section, and (c) any shares of Common Stock (or Other Securities) issued subsequent to the exercise of any of the Warrants as a dividend or other distribution with respect to, or resulting from a subdivision of the outstanding shares of Common Stock (or other Securities) into a greater number of shares by reclassification, stock splits or otherwise, or in exchange for or in replacement of the Common Stock (or Other Securities) issued upon such exercise, which are evidenced by a certificate or certificates bearing the applicable legend set forth in such Section.
          Securities Act: The Securities Act of 1933, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
          Trading Day: A day on which the securities exchange, association, or quotation system on which shares of Common Stock are listed for trading shall be open for business or, if the shares of Common Stock shall not be listed on such exchange, association, or quotation system for such day, a day with respect to which trades in the United States domestic over the counter market shall be reported.
          Warrant: As defined in the introduction to this Warrant.
          Warrant Price: As defined in the first paragraph of this Warrant.
          Warrant Shares: As defined in the first paragraph of this Warrant.
11. Remedies; Specific Performance. The Company stipulates that there would be no adequate remedy at law to the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant and accordingly, the Company agrees that, in addition to any other remedy to which the Holder may be entitled at law or in equity, the Holder shall be entitled to seek to compel specific performance of the obligations of the Company under this Warrant, without the posting of any bond, in accordance with the terms and conditions of this Warrant in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Warrant, the Company shall not raise the defense that there is an adequate remedy at law. Except as otherwise provided by law, a delay or omission by the Holder hereto in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative.
12. No Rights or Liabilities as Shareholder. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof any rights as a shareholder of the Company or as imposing any obligation on the Holder to purchase any securities or as imposing any liabilities on the Holder as a shareholder of the Company, whether such obligation or liabilities are asserted by the Company or by creditors of the Company.
13. Notices. Any notice or other communication required or permitted hereunder shall be deemed given if in writing and delivered personally, telegraphed, telexed, sent by facsimile

Series B Warrant No. B-4	Page — 13

transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by overnight air courier or facsimile transmission or, if mailed, two days after the date of deposit in the United States mail, as follows:
If to the initial Holder:
at the address set forth on such
Holder’s signature page of the
Securities Purchase Agreement
If to Viseon, Inc.:
Viseon, Inc.
Attn: President
8445 Freeport Parkway, Suite 245
Irving, TX 75063
With a copy to:
Albert B. Greco, Jr.
Law Offices of Albert B. Greco, Jr.
16901 N. Dallas Parkway, Suite 230
Addison, Texas 75001
Facsimile: 972-818-7343
Any party may be given notice in accordance with this Section by any other party at another address or person for receipt of notices, if such party so designates such other person or address in writing in accordance with this Section 13. The Company shall give notice to any subsequent Holder at such address as it appears in the Warrant Register.
All such notices and communications (and deliveries) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt is acknowledged, if telecopied; on the next Business Day, if timely delivered to a courier guaranteeing overnight delivery; and five days after being deposited in the mail, if sent first class or certified mail, return receipt requested, postage prepaid; provided that the exercise of any Warrant shall be effective in the manner provided in Section 1.
14. Amendments. This Warrant and any term hereof may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, except by written instrument duly executed by the party against which enforcement of such amendment, modification, supplement, termination or consent to departure is sought.

Series B Warrant No. B-4	Page — 14

15. Descriptive Headings, Etc. The headings in this Warrant are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Warrant otherwise requires: (1) words of any gender shall be deemed to include each other gender; (2) words using the singular or plural number shall also include the plural or singular number, respectively; (3) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Warrant shall refer to this Warrant as a whole and not to any particular provision of this Warrant, and Section and paragraph references are to the Sections and paragraphs of this Warrant unless otherwise specified; (4) the word “including” and words of similar import when used in this Warrant shall mean “including, without limitation,” unless otherwise specified; (5) “or” is not exclusive; and (6) provisions apply to successive events and transactions.
16. Law Governing Agreement. THIS WARRANT SHALL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND SUBJECT TO, THE LAWS OF THE STATE OF NEVADA, EXCEPT TO THE EXTENT THAT FEDERAL LAW MAY APPLY AND ITS CONSTRUCTION AND PERFORMANCE SHALL BE GOVERNED SUCH LAWS OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEVADA.
17. Registration Rights Agreement. The shares of Common Stock (and Other Securities) issuable upon exercise of this Warrant (or upon conversion of any shares of Common Stock issued upon such exercise) shall constitute Registrable Securities (as such term is defined in the Registration Rights Agreement). Each holder of this Warrant shall be entitled to all of the benefits afforded to a holder of any such Registrable Securities under the Registration Rights Agreement and such holder, by its acceptance of this Warrant, agrees to be bound by and to comply with the terms and conditions of the Registration Rights Agreement applicable to such holder as a holder of such Registrable Securities.
18. Redemption. Commencing on the first Trading Day after the Commission declares the registration statement filed by the Company pursuant to Section 2 of the Registration Rights Agreement effective, the Company has the right to redeem this Warrant for the redemption price of ten cents ($0.10) per Warrant Share (the “Redemption Price”); provided that the average Closing Price of the Company’s Common Stock for any twenty consecutive Trading Days is $3.00 or more, the Registration Statement remains in effect and the average trading volume of the shares of Common Stock has been 100,000 shares or more during the same 20 consecutive Trading Days at any time prior to the exercise or expiration of this Warrant and provided further that following the occurrence of any such event, the Company gives the Holder ten (10) days prior written notice of the Company’s intention to redeem this Warrant (the “Redemption Notice”), identifying a date, no earlier than ten days thereafter, on which the Company will exercise such rights.
The $3.00 amount set forth above (the “Trigger Amount”) shall be subject to adjustment in the event that the Company shall (i) pay a dividend or make a distribution on its Common Stock, each in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller

Series B Warrant No. B-4	Page — 15

number of shares, in each case, by multiplying the Trigger Amount by a fraction, the numerator of which is the number of outstanding shares of Common Stock immediately prior to giving effect to such dividend, distribution, subdivision, or combination and the denominator of which is the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, subdivision, or combination.
The Holder may exercise this Warrant at any time before the date fixed for the redemption of this Warrant in the Redemption Notice, however, at the final bell signifying the close of the New York Stock Exchange on the day preceding the date specified in the Redemption Notice, any Warrant or portion thereof that remains unexercised shall thereupon be no longer exercisable, exchangeable or convertible in any manner for or into any Warrant Shares or other equity securities of the Company and the only consideration payable by the Company thereon and in exchange therefore or other obligation of the Company with respect thereto shall be the payment of the Redemption Price upon surrender of the original Warrant at the principal place of business of the Company or at any other address or to the attention of any agent as the Company may specify in the Redemption Notice.
19. Restriction on Exercise by the Holder. Notwithstanding anything herein to the contrary, in no event shall the Holder have the right or be required to exercise this Warrant to the extent, and only to the extent, that as a result of such exercise, the aggregate number of shares of Common Stock beneficially owned by such Holder, its Affiliates and any “group” (as defined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) of which the Holder may be deemed to be a party would exceed 4.99% of the outstanding shares of the Common Stock following such exercise. For purposes of this Section 19, beneficial ownership shall be calculated in accordance with Sections 13(d) and Section 16(a) of the Exchange Act. The provisions of this Section 19 may be waived by a Holder as to itself (and solely as to itself) upon not less than sixty-five (65) days, prior written notice to the Company, and the provisions of this Section 19 shall continue to apply until such 65th day (or later, if stated in the notice of waiver). Nothing contained in this paragraph 19 or any other provision hereof shall restrict, affect or limit in any manner the right of the Company to redeem this Warrant in accordance with the provisions of paragraph 18 hereinabove.
20. Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO THIS WARRANT (INCLUDING ANY AMENDMENTS OR SUBSTITUTIONS HEREOF), OR ANY OF THE TRANSACTIONS CONTEMPLATED BY OR RELATED TO THIS WARRANT OR ANY CONDUCT, ACT OR OMISSION OF THE PARTIES OR THEIR AFFILIATES (OR ANY OF THEM) WITH RESPECT TO THIS WARRANT, INCLUDING ANY AMENDMENTS OR SUBSTITUTIONS, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION, SUIT OR OTHER PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER

Series B Warrant No. B-4	Page — 16

PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE STIPULATION AND CONSENT OF THE OTHER TO THE WAIVER OF ANY RIGHT IT OR THEY MIGHT OTHERWISE HAVE TO A TRIAL BY JURY.
Viseon, Inc.
    (Formerly RSI Systems, Inc.)

By:	John Harris
Its:	President and Chief Executive Officer

Series B Warrant No. B-4	Page — 17

Exhibit A
FORM OF SUBSCRIPTION
[To be executed only upon exercise of Warrant]
To: VISEON, INC. f/k/a RSI Systems, Inc.
The undersigned registered Holder of the within Warrant, being Viseon, Inc, common stock purchase warrant Series B Warrant No.                     , hereby irrevocably exercises such Warrant for, and purchases thereunder,                                                                                   (                    )1shares of Common stock of VISEON, INC. f/k/a RSI Systems, Inc., and herewith makes payment in the amount of                                                                                                      ($                    )2 therefor, and requests that the certificates for such shares be issued in the name of, and delivered to                                                                                                     , whose address is

Dated:

(Signature must conform in all respects to the name of
holder as specified on the face of Warrant)

(Street Address)

(City) (State) Zip Code)

[1]	Insert here the number of shares called for on the face of this Warrant (or, in the case of a partial exercise, the portion thereof as to which this Warrant is being exercised), in either case without making any adjustment for additional shares of Common Stock or any other securities or property or cash which, pursuant to the adjustment provisions of this Warrant, may be delivered upon exercise. In the case of partial exercise, a new Warrant, representing the unexercised portion of the Warrant, will be issued and delivered to the holder surrendering the Warrant .

[2]	In the event that a cashless exercise of this Warrant is available at the time of exercise, to the extent a requesting a cashless exercise, print the word “cashless” in addition to or in place of any dollar amount.

Series B Warrant — Exhibit A

Exhibit B
FORM OF ASSIGNMENT
[To be executed only upon assignment of Warrant]
For value received, the undersigned registered holder of the within Warrant, being Viseon, Inc, Series-B-Warrant No. , hereby sells, assigns and transfers unto                                                                                  the right represented by such Warrant to purchase                                                                                                      shares of Common Stock of VISEON, INC. f/k/a RSI Systems, Inc. to which such Warrant relates, and appoints                                                                                 , Attorney to make such transfer on the books of VISEON, INC. f/k/a RSI Systems, Inc. maintained for such purpose, with full power of substitution in the premises.

Dated:

(Signature must conform in all respects to the name of holder as specified on the face of Warrant)

(Street Address)

(City) (State) Zip Code)

Signed in the presence of:

(Printed name)

Series B Warrant — Exhibit B